UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2009

SAIC, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33072	20-3562868
(Commission File Number)	(I.R.S. Employer Identification No.)

10260 Campus Point Drive, San Diego, CA 92121

(Address of Principal Executive Offices) (Zip Code)

(858) 826-6000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 23, 2009, SAIC, Inc. announced that Walter P. Havenstein has been named chief executive officer (CEO) and has been elected a director of SAIC, Inc., both effective as of the date he commences SAIC employment, currently scheduled to be September 21, 2009. Mr. Havenstein, age 60, will succeed Kenneth C. Dahlberg, SAIC’s current CEO and Chairman of the Board. Mr. Dahlberg will remain Chairman until a new Chairman is selected by the Board. His current term on the Board expires in June 2010. The news release announcing these changes is attached as Exhibit 99.1.

Since January 2007, Mr. Havenstein served as chief operating officer and a director of BAE Systems plc, a British based aerospace and defense contractor with revenues in excess of $34 billion in its 2008 fiscal year, and president and CEO of BAE Systems Inc., its U.S.-based subsidiary. From August 2005 to August 2007, Mr. Havenstein was president of the Electronics and Integrated Systems Operating Group of BAE Systems, Inc. and prior thereto and since January 2004, he was executive vice president.

Mr. Havenstein will earn an annual base salary of $1 million and will be eligible to participate in SAIC’s incentive compensation program, which includes cash incentive awards and equity awards. Mr. Havenstein’s target cash incentive award for fiscal year 2010 will be $1.25 million, with the potential to earn up to $1.875 million for extraordinary performance. He will also be eligible to receive equity awards valued at up to $3.5 million, of which approximately 50% are expected to be in the form of options to purchase SAIC common stock and 50% in the form of performance share awards. The actual amount of the cash and equity awards will be based upon both corporate performance and the achievement of individual performance objectives for the fiscal year ending January 31, 2010. These awards are expected to be granted in March or April of 2010. Mr. Havenstein will be eligible to elect to defer all or a portion of any cash or vested equity awards granted to him under our cash incentive and equity incentive plans.

As an inducement to join SAIC, Mr. Havenstein will receive additional equity awards comprised of stock options, restricted stock and performance share awards having an aggregate value equivalent to the value of the equity awards of BAE Systems plc that he will forfeit as a result of joining SAIC. These equity awards will be granted at the time Mr. Havenstein’s employment with SAIC begins. The value of these awards is currently expected to be approximately $6.37 million, although the actual value will be based on the currency exchange rate and the closing sales price of the publicly traded equity securities of SAIC and BAE Systems plc on the last trading day before Mr. Havenstein’s first day of employment.

If Mr. Havenstein’s employment is involuntarily terminated by SAIC during the first two years of employment for reasons other than cause, his base salary, target short-term cash incentives and benefits will continue for the balance of that period, subject to his agreement to release SAIC of any claims and to abide by certain restrictive covenants. Mr. Havenstein will also be eligible for the severance benefits made available to other executive officers under our standard form of severance protection agreement if his employment is involuntarily terminated without cause or he resigns for good reason within 24 months following a change in control.

Mr. Havenstein will also be eligible to participate in SAIC’s standard employee benefit programs, including medical, dental, life and disability insurance and participation in SAIC retirement plan.

To enable Mr. Havenstein to accept SAIC’s employment offer and to reduce the risk of conflicts of interest and to protect the interests of BAE’s customers and shareholders, BAE entered into an agreement with Mr. Havenstein and SAIC pursuant to which Mr. Havenstein and SAIC agreed to certain restrictions. Subject to the terms and conditions of this agreement, Mr. Havenstein will recuse himself from and not participate in any way on behalf of SAIC in four specified business areas until July 1, 2010: (1) image intelligence collection and processing programs for National Geospatial-Intelligence Agency, (2) programs for National Security

Agency or Defense Information Systems Agency for the purpose of developing (a) computer network attack technology or applications or (b) computer network defense technology or applications, (3) certain activities associated with Mine Resistant Ambush Protected (“MRAP”) and certain other land vehicles, and (4) the Future Combat Systems program and alternative programs that may be implemented as part of a restructuring of the Future Combat Systems program. These business areas currently represent approximately 10% of the Company’s revenues. Although the Company expects certain of these areas to increase in significance over time, it does not believe the agreement will adversely affect Mr. Havenstein’s ability to serve as SAIC’s CEO given the strength of the business units’ existing senior management, the continuation of Mr. Dahlberg in his role as Chairman and the limited duration of the agreement. In addition, for 18 months, neither Mr. Havenstein nor SAIC will employ or retain certain BAE employees and, until September 20, 2010, Mr. Havenstein will be subject to customary non-solicitation provisions. The agreement is attached as
Exhibit 10.3.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.1	Employment Letter Agreement dated June 19, 2009

Exhibit 10.2	Stock Offer Letter dated June 19, 2009

Exhibit 10.3	Agreement dated June 22, 2009, by and among BAE Systems, Inc., Walter P. Havenstein and SAIC, Inc.

Exhibit 99.1	Press Release dated June 23, 2009 issued by SAIC, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

(Registrant)	SAIC, INC.

Date: June 23, 2009
	By:	/s/ DOUGLAS E. SCOTT
Douglas E. Scott
	Its:	Executive Vice President
General Counsel and Secretary

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